UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 3, 2014

COMMONWEALTH REIT

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

Two North Riverside Plaza, Suite 600, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 646-2800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

As previously disclosed, the removal of the Company’s entire Board of Trustees, without cause, on March 25, 2014, constituted an event of default under the Company’s term loan and revolving credit facility agreements.  Under these agreements, the Company generally is prevented from making any distributions or paying any dividends during the pendency of an event of default.  As a result, the Company has been unable to declare and pay dividends since March 25, 2014.

As previously disclosed, the Company has entered into forbearance agreements with the lenders under its term loan and revolving credit facility agreements effective as of April 11, 2014 pursuant to which the lenders generally agreed to forbear from exercising their rights and remedies as a result of specified events of default arising from the removal of the Company’s trustees until 5:00 p.m. Eastern time on June 13, 2014 (or earlier, in certain events), unless the Company has obtained a waiver of the event of default or other relief from its lenders prior to that time.  Following the election of the Company’s new Board of Trustees on May 23, 2014, the Company has requested that its lenders provide a waiver of the events of default arising from the removal of the Company’s trustees. If the Company obtains such a waiver, the Company’s Board of Trustees will consider whether to resume payment of dividends on its outstanding Series D Preferred Shares, Series E Preferred Shares and common shares.  There can be no assurance that the Company will be able to obtain a waiver from its lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMONWEALTH REIT
By:	/s/ Orrin Shifrin
Name:	Orrin Shifrin
Title:	General Counsel and Secretary

Date: June 3, 2014